Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (nos. 333-186849, 333-179692, 333-172329, 333-165017, 333-157477, 333-151797, 333-140784, 333-125280, 333-119375, 333-104104, 333-87852, 333-75542 and 333-39204) pertaining to the Nonqualified Stock Purchase Plan of Koninklijke Philips N.V. of our report dated November 15, 2016, with respect to the statements financial condition of the Philips North America Nonqualified Stock Purchase Plan as of July 31, 2016, and the related statements of income (loss) and changes in plan equity for the year ended July 31, 2016 included in this Annual Report (Form 11-K).

/s/ Ernst & Young LLP

Boston, MA

November 15, 2016